FOR RELEASE ON: April 30, 2014 at 07:30 ET	Exhibit 99.1

CONTACT:	Dan Behrendt
Chief Financial Officer
TASER International, Inc.
(480) 905-2000

TASER Reports Quarterly Revenue of $36.2 Million

International Revenue Reaches Record $10.6 million

SCOTTSDALE, Ariz., April 30, 2014 – TASER International, Inc. (NASDAQ: TASR), today announced financial results for the first quarter ended March 31, 2014.

Financial Summary:

•	Net sales were $36.2 million in the quarter, an increase of $5.8 million, or 18.9%, compared to first quarter 2013 net sales of $30.4 million. Upgrades by numerous law enforcement agencies to the new TASER® X26P™ drove the increase as well as several large international orders. AXON® cameras, EVIDENCE.com and TASER® CAM™ HD recorders also contributed to the net sales increase in the first quarter. International sales were $10.6 million in the quarter, an increase of $7.5 million compared to first quarter 2013 international sales of $3.1 million.

•	TASER Weapons segment revenues grew $4.5 million year-over-year, or 16.0%, to $32.5 million in the first quarter of 2014.

•	EVIDENCE.com & Video segment revenues increased by $1.3 million, or 52.6%, to $3.7 million in the first quarter of 2014 in comparison to the prior year. EVIDENCE.com & Video segment bookings increased $4.5 million, to $5.9 million, over the same quarter last year with first quarter 2013 bookings of $1.4 million.

•	Gross margin in the first quarter of 2014 was 61.4%, compared to 60.6% in the same period last year. The improvement in gross margin in the first quarter of 2014 was driven by the 18.9% increase in net sales which resulted in better leverage of overhead expenses, increased sales prices and lower EVIDENCE.com depreciation costs. This was partially offset by costs generated by our implementation services team.

•	Sales, general and administrative (SG&A) expenses of $13.7 million in the first quarter of 2014 increased 22.9%, from $11.2 million in the first quarter of 2013. As a percentage of revenue, SG&A increased to 38.0% in the first quarter 2014 compared to 36.7% in the prior year. Compared to the prior year, personnel expenses increased $0.5 million as the Company has increased customer-facing positions as well as some administrative functions. Commission expense increased approximately $0.8 million as a result of the higher sales in the quarter, increased sales representatives, and a greater percentage of our sales being conducted directly with end users. Tradeshow expense also increased due to the introduction of TASER- hosted Technology Summits to promote law enforcement awareness about cloud technology. The Company expects to see the elevated spend in SG&A continue through 2014 as initiatives to grow the top line internationally and in the EVIDENCE.com & Video segment are executed and as further infrastructure is put in place.

•	Research and development (R&D) expenses of $3.6 million for the first quarter of 2014 increased $1.6 million, or 79.1%, when compared to the first quarter of 2013 primarily driven by additional personnel expense related to EVIDENCE.com & Video segment product development initiatives. Increased consulting expense of $0.3 million was also seen in the first quarter compared to the prior year. The Company continues to expect to see increased expenses in R&D through 2014 as it launches the development of next generation cloud software and mobile products, as well as adds enhanced and new functionality to EVIDENCE.com.

•	The attorneys in the AA Saba vs. TASER International, Inc. case have requested to be reimbursed for attorneys’ fees and expenses of $2.4 million. The judge has scheduled to hear oral arguments on May 6, 2014. TASER continues to oppose the awarding of attorneys’ fees in this case, but it remains possible that fees in this amount or a lesser amount could be awarded.

•	Income from operations decreased $0.4 million, or 7.6%, to $4.9 million in the first quarter of 2014 compared to first quarter of 2013.

•	Adjusted EBITDA was $7.2 million for the first quarter of 2014, a decrease from Adjusted EBITDA of $7.7 million in the first quarter of 2013.

•	Net income for the first quarter of 2014 was $3.4 million, or $0.06 per diluted share, compared to $3.3 million, or $0.06 per diluted share in the first quarter of 2013.

•	In the first quarter of 2014, the Company generated $4.3 million in cash from operating activities. Cash, cash equivalents and investments were $77.5 million at the end of the first quarter of 2014, up from $63.4 million at December 31, 2013. Within cash, cash equivalents and investments were $14.7 million and $12.0 million in long-term investments as of March 31, 2014 and December 31, 2013, respectively.

“The positive momentum for the Company continued in the first quarter resulting in a record quarter for international sales and our third quarter with more than $5 million in EVIDENCE.com and AXON bookings,” stated Rick Smith, TASER’s CEO. “This is the second quarter of international revenues in excess of $10 million and we are optimistic about seeing continued strength in this business throughout 2014. With $5.9 million in bookings for the EVIDENCE.com and AXON products, we are excited about the sustained momentum in this business. Major cities in the U.S. and abroad are continuing to look to TASER to provide secure and cost-effective solutions, as evidenced by the London Metropolitan Police selecting AXON and EVIDENCE.com to pilot wearable video capabilities. Our EVIDENCE.com team is the unequivocal thought leader in this area, and we continue to host Technology Summits and other events around the world as education and discussion platforms for our customers.”

“We will continue to invest in R&D initiatives related to our next generation video products, as well as to develop innovative new features for existing video and weapons products,” Smith continued. “We remain focused on establishing a dominant position in this space in 2014. We will continue to increase our salesforce and other customer-facing roles in addition to R&D efforts to build out our platform. We intend to aggressively drive top-line growth internationally, and in our EVIDENCE.com & Video business. Our investments in R&D, and sales and marketing, combined with TASER’s market-leading products and excellent customer service will drive continued value for all our stakeholders,” concluded Smith.

Other Significant Events:

•	The Company announced a number of significant orders for its X26P and X2 Smart Weapons during the first quarter, including:

•	Chesterfield County Police Department (VA)

•	El Paso Police Department (TX)

•	Fayetteville Police Department (NC)

•	Georgia Department of Corrections

•	Marion County Sheriff’s Department (IN)

•	Richmond County Sheriff’s Office (GA)

•	The Company continued to see new agencies adopt the AXON on-officer cameras and EVIDENCE.com management service during the first quarter. AXON and EVIDENCE.com deployments included significant orders from:

•	Coweta County Sheriff’s Office (GA)

•	Danville Police Department (VA)

•	Duluth Police Department (MN)

•	Fort Worth Police Department (TX)

•	Miami Police Department (FL)

•	Newport News Police Department (VA)

•	The Company will continue to take questions relating to the first quarter results via social media. TASER management will entertain questions during the call asked via Twitter, in addition to questions from those logged into the webcast. Individuals may submit questions via Twitter using hashtag #TASR_Earnings to the @TASER_IR handle. TASER management regrets that due to time considerations, not all questions may be answered during the call. For those individuals who do not have access to Twitter, all tweets and related content are streamed directly to http://investor.taser.com.

•	The Company will update its investor relations presentation and fact sheet and post them to http://investor.taser.com within the next two weeks with the first quarter results. Archived presentations from previous quarters may also be found on the website.

The Company will host its first quarter 2014 earnings conference call on Wednesday, April 30, 2014 at 11 am ET. To join the live audio presentation, please dial toll free 877-303-9126, or for international callers, please dial 253-237-1156. The pass code is 18249146.

Non-GAAP Measures

To supplement the Company’s financial results presented in accordance with GAAP, we are presenting the non-GAAP financial measures of EBITDA and Adjusted EBITDA. Our management uses these non-GAAP financial measures in evaluating the Company’s performance in comparison to prior periods and as a measure of liquidity. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented at the end of the release.

EBITDA is defined as consolidated net income (loss) before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA as presented herein is defined as EBITDA before certain other items, including: stock-based compensation; (gain) loss on write-down/disposal of property, equipment and intangibles, net; provision for obsolete and excess inventory; litigation judgment (reversal) expense; loss on impairment; and interest income and other (income) expense.

Caution on Use of Non-GAAP Measures

These non-GAAP financial measures are not consistent with GAAP, and management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

•	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and

•	these non-GAAP financial measures were not prepared in accordance with GAAP and investors should not assume that the non-GAAP financial measures presented in this earnings release were prepared under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure or measures appears within this press release.

About TASER International, Inc.

TASER International makes communities safer with innovative public safety technologies. Founded in 1993, TASER first transformed law enforcement with its electrical weapons. TASER continues to define smarter policing with its growing suite of technology solutions, including AXON body-worn video cameras and EVIDENCE.com, a secure digital evidence management platform. More than 124,000 lives and countless dollars have been saved with TASER’s products and services.

Learn more at www.TASER.com and www.EVIDENCE.com or by calling (800) 978-2737.

TASER® and AXON® are registered trademarks of TASER International, Inc., registered in the U.S. All rights reserved. TASER logo, AXON, AXON body, AXON flex, TASER X26, TASER X26P, and TASER X2 are trademarks of TASER International, Inc. All rights are reserved for trademarks of TASER International, Inc.

Note to Investors

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding our expectations, beliefs, intentions or strategies regarding the future; that we expect elevated SG&A and R&D spending in 2014; and that we intend to drive top-line growth internationally and in our EVIDENCE.com & Video business by increasing sales activities. We intend that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. The forward-looking information is based upon current information and expectations regarding TASER International, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements herein.

TASER International assumes no obligation to update the information contained in this press release. These statements are qualified by important factors that could cause our actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to: market acceptance of our products; our dependence on sales of our TASER X26, X26P and X2 CEWs; the acceptance of our EVIDENCE.com software model; our ability to design, introduce and sell new products; delays in development schedules; rapid technological change and competition; product defects; breach of our security measures resulting in unauthorized access to customer data; outages and disruptions relating to our EVIDENCE.com service; budgetary and political constraints of prospects and customers; the long-term revenue recognition cycle for our SaaS EVIDENCE.com product; the length of our sales cycle and our ability to realize benefits from our marketing and selling efforts; our exposure to cancellation of government contracts due to appropriate clauses; litigation risks resulting from alleged product-related injuries and media publicity concerning allegations of deaths occurring after use of the TASER device and the negative impact this publicity could have on sales; the outcome of pending or future litigation; our ability to protect our intellectual property; intellectual property infringement claims and related litigation costs; competition in foreign countries relating to foreign patents; our successful identification of existing intellectual property rights that might infringe on our developments; risks of governmental regulations, including regulations of our products by the United States Consumer Product Safety Commission, regulation of our products as a “crime control” product by the Federal government, state and local government regulation and foreign regulation and the adverse effects that could result from our products being classified as firearms by the United States Bureau of Alcohol and Firearms; regulatory and political challenges presented by international markets; our compliance with regulations governing the environment, including but not limited to, regulations within the European Union; new regulations relating to conflict minerals; our dependence on third party suppliers for key components of our products; component shortages; rising costs of raw materials and transportation relating to petroleum prices; our ability to manage our growth and increase manufacturing production to meet demand; establishment and expansion of our direct and indirect distribution channels; our ability to pursue sales directly with customers; risks relating to acquisitions and joint ventures; catastrophic events; fluctuations in quarterly operating results; foreign currency fluctuations; counterparty risks relating to cash balances held in excess of FDIC insurance limits; employee retention risks and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K.

Please visit http://investor.taser.com, http://blog.taser.com, www.twitter.com/taser_ir, www.twitter.com/officialtaser and http://www.facebook.com/TASERInternational where TASER discloses information from time to time about the company, its financial information, and its business.

For investor relations information please contact Erin Curtis by phone at (480) 515-6330 or via email at IR@TASER.com, or Dan Behrendt, Chief Financial Officer of TASER International, Inc., (480) 905-2002.

TASER International, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

Amounts in thousands, except per share data

	Three Months Ended March 31,
	2014	2013
Net sales	$36,185	$30,434
Cost of products sold and services delivered	13,977	11,983

Gross margin	22,208	18,451
Sales, general and administrative expenses	13,746	11,181
Research and development expenses	3,606	2,013

Income from operations	4,856	5,257
Interest and other income (expense), net	30	(23)

Income before provision for income taxes	4,886	5,234
Provision for income taxes	1,495	1,936

Net income	$3,391	$3,298

Income per common and common equivalent shares
Basic	$0.06	$0.06
Diluted	$0.06	$0.06
Weighted average number of common and common equivalent shares outstanding
Basic	53,190	52,746
Diluted	55,124	54,600

TASER International, Inc.

Segment Reporting

(Unaudited)

Dollars in thousands

	Three Months Ended March 31, 2014			Three Months Ended March 31, 2013
	Weapons	EVIDENCE.com & Video	Total	Weapons	EVIDENCE.com & Video	Total
Product sales	$32,475	$3,038	$35,513	$28,003	$2,180	$30,183
Service revenue	—	672	672	—	251	251

Net sales	32,475	3,710	36,185	28,003	2,431	30,434
Cost of products sold	10,918	2,656	13,574	10,217	1,188	11,405
Cost of services delivered	—	403	403	—	578	578

Gross margin	21,557	651	22,208	17,786	665	18,451
Sales, general & administrative	11,289	2,457	13,746	10,073	1,108	11,181
Research & development	817	2,789	3,606	989	1,024	2,013

Income (loss) from operations	$9,451	$(4,595)	$4,856	$6,724	$(1,467)	$5,257

TASER International, Inc.

AXON flex, AXON body and EVIDENCE.com Bookings by Quarter

(Unaudited)

Dollars in thousands

	For the Quarter ended,
	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013	March 31, 2013
Bookings	$5,919	$5,206	$5,847	$2,046	$1,387

AXON flex, AXON body and EVIDENCE.com bookings is a statistical measure defined as the sales price of orders placed in the relevant time period. Bookings are an indication of the activity the Company is seeing relative to AXON flex, AXON body and EVIDENCE.com.

To gain more immediate feedback regarding activity for AXON flex, AXON body and EVIDENCE.com, we also review bookings for these products. We consider bookings to be a statistical measure defined as the sales price of orders (not invoiced sales) placed in the relevant fiscal period, regardless of when the products or services ultimately will be provided. Some bookings will be invoiced in subsequent years. Due to municipal government funding rules, certain of the future year amounts included in bookings are subject to budget appropriation or other contract cancellation clauses. Although TASER has entered into contracts for the delivery of products and services in the future and anticipates the contracts will be completed, if agencies do not appropriate money in future year budgets or invoke a cancellation clause, revenue associated with these bookings will not ultimately be recognized, resulting in a future reduction to bookings.

For more information relative to our revenue recognition policies, please reference our SEC filings. Some bookings will be invoiced in subsequent years.

TASER International, Inc.

Unit Sales Statistics

(Unaudited)

Units and percentages in whole numbers

	Three Months Ended March 31,
	2014	2013	Unit Change	Percent Change
X26	7,009	9,054	(2,045)	(22.6)%
X26P	9,059	4,315	4,744	109.9
X2	3,416	4,946	(1,530)	(30.9)
M26	495	628	(133)	(21.2)
X3	2	200	(198)	(99.0)
C2	2,020	2,295	(275)	(12.0)
TASER Cam	2,494	2,313	181	7.8
Cartridges	369,516	366,330	3,186	0.9
AXON flex	1,577	1,282	295	23.0
AXON body	2,593	—	2,593	*
StrikeLight	1,356	—	1,356	*
TASER XREP	3,240	—	3,240	*

*	Not meaningful

TASER International, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

Dollars in thousands

	For the Three Months Ended
	March 31, 2014	March 31, 2013
Net income	$3,391	$3,298
Depreciation and amortization	1,162	1,419
Interest expense	1	2
Provision for income taxes	1,495	1,936

EBITDA	$6,049	$6,655

Adjustments:
Stock-based compensation expense	1,177	923
Loss on write down/disposal of property, equipment and intangibles, net	15	67
Provision for excess and obsolete inventory	7	46
Interest and other (income) expense	(31)	21

Adjusted EBITDA	$7,217	$7,712

Adjusted EBITDA as a percentage of net sales	19.9%	25.3%

Composition of stock-based compensation:
	For the Three Months Ended
	March 31, 2014	March 31, 2013
Cost of products sold	$29	$34
Sales, general and administrative expenses	704	731
Research and development expenses	444	158

	$1,177	$923

TASER International, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

Dollars in thousands

	March 31, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$45,133	$42,271
Short-term investments	17,700	9,101
Accounts and notes receivable, net	20,501	22,488
Inventory	13,252	11,109
Prepaid expenses and other current assets	9,398	5,397
Deferred income tax assets, net	7,101	7,101

Total current assets	113,085	97,467
Property and equipment, net	18,398	19,043
Deferred income tax assets, net	12,001	13,679
Intangible assets, net	3,264	3,317
Goodwill	2,235	2,235
Long-term investments	14,674	12,023
Other assets	1,105	618

Total assets	$164,762	$148,382

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,013	$6,221
Accrued liabilities	9,407	8,840
Current portion of deferred revenue	7,414	6,878
Customer deposits	543	1,154
Current portion of capital lease payable	37	36

Total current liabilities	24,414	23,129
Deferred revenue, net of current portion	14,112	13,341
Liability for unrecognized tax benefits	1,837	3,122
Other long-term liabilities	555	376
Long-term portion of capital lease payable	58	67

Total liabilities	40,976	40,035

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	151,461	139,424
Treasury stock	(92,203)	(92,203)
Retained earnings	64,519	61,127
Accumulated other comprehensive income (loss)	8	(2)

Total stockholders’ equity	123,786	108,347

Total liabilities and stockholders’ equity	$164,762	$148,382

TASER International, Inc.

Selected Cash Flow Information

(Unaudited)

Dollars in thousands

	For the Three Months Ended
	March 31, 2014	March 31, 2013
Net income	$3,391	$3,298
Depreciation and amortization	1,162	1,419
Stock-based compensation expense	1,177	923
Net cash provided by operating activities	4,310	4,519
Net cash provided by (used in) investing activities	(12,308)	1,227
Net cash provided by (used in) financing activities	10,852	(3,320)
Cash and cash equivalents, end of period	45,133	38,580